Exhibit 4.3

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL SUCH SECURITIES ARE REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

AMENDED AND RESTATED

COMMON STOCK PURCHASE WARRANT

OF

COLEY PHARMACEUTICAL GROUP, INC.

Warrant No.	Number of Shares

1. Issuance. This Amended and Restated Warrant (this “Warrant”) is issued to                              by Coley Pharmaceutical Group, Inc., a Delaware corporation (hereinafter, with its successors, called the “Company”) on September 24, 2003.

2. Purchase Price; Number of Shares. Subject to the terms and conditions hereinafter set forth, the registered holder of this Warrant (the “Holder”), commencing on the date hereof, is entitled upon surrender of this Warrant and the tender of the Notice of Exercise substantially in the form attached hereto as Exhibit A, at the office of the Company, or such other office as the Company shall notify the Holder of in writing, to purchase from the Company at a price per share (the “Purchase Price”) of $1.23078, [PRODUCT OF 30% OF # OF SHARES OF SERIES F PREFERRED STOCK ACQUIRED MULTIPLIED BY 1.15598] fully paid and nonassessable shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”). Until such time as this Warrant is exercised in full or expires, the Purchase Price and the number of shares of Common Stock issuable upon exercise of this Warrant are subject to adjustment as hereinafter provided.

3. Expiration Date; Automatic Exercise. This Warrant shall expire at the close of business on the seventh anniversary of September 24, 2003, and shall be void thereafter. Notwithstanding the foregoing, this Warrant shall automatically be deemed to be exercised in full pursuant to the provisions of Section 5 hereof, without any further action on behalf of the Holder, immediately prior to the time this Warrant would otherwise expire pursuant to the preceding sentence only if and to the extent that the fair market value of one share of Common Stock, as determined in good faith by the Board of Directors on the date of expiration exceeds the Purchase Price then in effect.

4. Payment of Purchase Price. The Purchase Price may be paid (i) in cash, check or by wire transfer of immediately available funds, (ii) by the surrender by the Holder to the Company of any promissory notes or other obligations issued by the Company, with all such notes and obligations so surrendered being credited against the Purchase Price in an amount equal to the principal amount thereof plus accrued interest to the date of surrender, (iii) through delivery by the Holder to the Company of other securities issued by the Company, with such securities being credited against the Purchase Price in an amount equal to the fair market value thereof, as determined in good faith by the Board of Directors of the Company (the “Board of Directors”), (iv) by surrender of this Warrant pursuant to the Net Issue Election in Section 5 hereof, or (v) by any combination of the foregoing. The Board of Directors shall promptly respond in writing to an inquiry by the Holder as to the fair market value of any securities the Holder may wish to deliver to the Company pursuant to clause (iii) above.

5. Net Issue Election. The Holder may elect to receive, without the payment by the Holder of any additional consideration, shares equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto duly executed, at the office of the Company (“Net Issue Election”). Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable shares of Common Stock as is computed using the following formula:

X = Y (A-B)

      A

where X =	the number of shares to be issued to the Holder pursuant to this Section 5.

Y =	the number of shares covered by this Warrant in respect of which the net issue election is made pursuant to this Section 5.

A =	the fair market value of one share of Common Stock, as determined in good faith by the Board of Directors, at the time the net issue election is made pursuant to this Section 5.

B =	the Purchase Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 5.

The Board of Directors shall promptly respond in writing to an inquiry by the Holder as to the fair market value of one share of Common Stock.

6. Partial Exercise. This Warrant may be exercised in part, and the Holder shall be entitled to receive a new warrant, which shall be dated as of the date of this Warrant, covering the number of shares in respect of which this Warrant shall not have been exercised.

7. Issuance Date. The person or persons in whose name or names any certificate representing shares of Common Stock is issued hereunder shall be deemed to have become the holder of record of the shares represented thereby as at the close of business on the date this Warrant is exercised with respect to such shares, whether or not the transfer books of the Company shall be closed.

8. Issuance of Certificates for Shares. Upon any exercise of this Warrant, one or more certificates for the number of shares of Common Stock so purchased shall be issued as soon as practicable thereafter (with appropriate restrictive legends, as applicable).

9. Reserved Shares; Valid Issuance. The Company covenants that it will at all times from and after the date hereof reserve and keep available such number of its authorized shares of Common Stock, free from all preemptive or similar rights therein, as will be sufficient to permit the exercise of this Warrant in full. The Company further covenants that such shares as may be issued pursuant to the exercise of this Warrant will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

10. Subdivision, Combination or Dividends. If after the Original Issue Date (as defined in Section 16 hereof) the Company shall subdivide the Common Stock, by split-up or otherwise, or combine the Common Stock, or issue additional shares of Common Stock in payment of a stock dividend on the Common Stock, the number of shares of Common Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination, and the Purchase Price shall forthwith be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of a combination.

11. Mergers and Reclassifications. If after the Original Issue Date there shall be any reclassification, capital reorganization or change of the Common Stock (other than as a result of a subdivision, combination or stock dividend provided for in Section 10 hereof), or any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or change of the outstanding Common Stock), or any sale or conveyance to another corporation or other business organization of all or substantially all of the assets of the Company, then, as a condition of such reclassification, reorganization, change, consolidation, merger, sale or conveyance, lawful provisions shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right to purchase, at a total price not to exceed that payable upon the exercise of this Warrant in full, the kind and amount of shares of stock and other securities and property receivable upon such reclassification, reorganization, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which might have been purchased by the Holder immediately prior to such reclassification, reorganization, change, consolidation, merger, sale or conveyance, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder that the provisions hereof (including without limitation, provisions for the adjustment of the Purchase Price and the number of shares issuable hereunder) shall thereafter be applicable in relation to any shares of stock or other securities and property thereafter deliverable upon exercise hereof.

12A. Adjustments for Issuances Below Purchase Price. Except as provided in Section 10 and Section 12B below, in the event that the Company shall at any time issue or sell, or is, in accordance with paragraphs 12A(1) through 12A(7), deemed to have issued or sold, any shares of Common Stock without consideration or for a consideration per share less than the Purchase Price in effect immediately prior to such issue or sale (such number being appropriately adjusted to reflect the occurrence of any event described in Section 10), then and in such event, the

Purchase Price shall be reduced, concurrently with such issue, to the price determined by dividing (i) an amount equal to the sum of (a) the number of shares of Common Stock outstanding immediately prior to such issue or sale (including, for this purpose, shares of Common Stock issuable upon conversion of all shares of Preferred Stock and exercise of warrants to purchase Preferred Stock of the Company then outstanding (the “Preferred Stock”)) multiplied by the then existing Purchase Price in effect immediately prior to the time of such issue or sale and (b) the consideration, if any, received by the Company upon such issue or sale, by (ii) an amount equal to the sum of (a) the total number of shares of Common Stock outstanding immediately prior to such issue or sale (including, for this purpose, shares of Common Stock issuable upon conversion of the Preferred Stock and exercise of warrants to purchase Preferred Stock) and (b) the total number of shares of Common Stock issuable in such issue or sale. For purposes of this Section 12A, all shares of Common Stock deemed issuable upon conversion of outstanding Preferred Stock shall not give effect to any adjustments to the conversion price or conversion rate of such Preferred Stock resulting from the issuance or sale of the shares of Common Stock that is the subject of such calculation.

For purposes of this Section 12A, the following paragraphs 12A(1) to 12A(7) shall also be applicable:

12A(1) Issuance of Rights or Options. In case at any time the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Purchase Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in paragraph 12A(3), no adjustment of the Purchase Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

12A(2) Issuance of Convertible Securities. In case the Company shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Purchase Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in paragraph 12A(3), no adjustment of the Purchase Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Purchase Price have been or are to be made pursuant to other provisions of this Section 12A, no further adjustment of the Purchase Price shall be made by reason of such issue or sale.

12A(3) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in paragraph 12A(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in paragraphs 12A(1) or 12A(2), or the rate at which Convertible Securities referred to in paragraphs 12A(1) or 12A(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Purchase Price in effect at the time of such event shall forthwith be readjusted to the Purchase Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Purchase Price then in effect hereunder shall forthwith be increased to the Purchase Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

12A(4) Stock Dividends. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock (except for the issue of stock dividends or distributions upon the outstanding Common Stock for which adjustment is made pursuant to Section 10), Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

12A(5) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors.

12A(6) Record Date. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

12A(7) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this Section 12A.

12B. Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Purchase Price in the case of the issuance of: (i) shares of Common Stock issuable upon conversion of Preferred Stock; (ii) an aggregate of 674,000 shares of Series C Convertible Preferred Stock, $.01 par value per share (the “Series C Preferred Stock”), issued upon the exercise of those certain warrants issued to certain investors, the last of which were issued on or about July 15, 1999, (iii) shares of Common Stock issued or issuable upon conversion of the Series C Preferred Stock issuable pursuant to (ii) above; (iv) Common Stock issuable upon exercise of this Warrant; (v) Reserved Employee Shares (as defined below); (vi) Common Stock, Options or Convertible Securities issued or issuable by the Company in connection with any strategic alliance or partnership, joint venture, licensing arrangement or to equipment lessors or lenders of the Company in connection with equipment leasing arrangements or bank or other institutional loans, in each case the principal purpose of which is not equity, convertible debt or equity equivalent financing, provided that the transaction involving such issuance has been approved by a majority of the Board of Directors, which majority shall include the directors designated by the holders of the Company’s Series F Convertible Preferred Stock; (vii) shares of Series F Convertible Preferred Stock issued pursuant to the Amended Purchase Agreement (as defined in Section 16 below); and (viii) shares of Series F Convertible Preferred Stock issued (A) in payment of the Accruing dividends on the Series F Convertible Preferred Stock pursuant to Section B.2A of Article FOURTH of the Company’s Third Amended and Restated Certificate of Incorporation (the “Charter”) or (B) at the Corporation’s option pursuant to Section 6.13(e) of the Amended Purchase Agreement, together with all shares of Common Stock issued or issuable upon conversion thereof. The term “Reserved Employee Shares” shall have the meaning given to such term in the Charter.

12C. Adjustment of Number of Shares Issuable Pursuant to Warrants. Upon each adjustment of the Purchase Price in accordance with the provisions of Section 12A, this Warrant shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of shares of Common Stock (calculated to the nearest one-thousandth (.001) of a share) obtained by multiplying the number of shares of Common Stock covered by this Warrant immediately prior to such adjustment by the quotient of: (i) the Purchase Price in effect immediately prior to such adjustment, divided by (ii) the Purchase Price in effect immediately after such adjustment.

13. Fractional Shares. In no event shall any fractional share of Common Stock be issued upon any exercise of this Warrant. If, upon exercise of this Warrant as an entirety, the Holder would, except as provided in this Section 13, be entitled to receive a fractional share of Common Stock, then the Company shall, in lieu of delivering such fractional share of Common Stock, shall pay to the Holder an amount in cash equal to the current fair market value of such fractional share of Common Stock as determined in good faith by the Board of Directors of the Company.

14. Certificate of Adjustment. Whenever the Purchase Price is adjusted, as herein provided, the Company shall promptly deliver to the Holder a certificate of adjustment setting forth the Purchase Price after such adjustment or readjustment and setting forth in reasonable detail the facts upon which such adjustment or readjustment is based.

15. Notices of Record Date, Etc. In the event of:

(a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution,

(b) any reclassification of the capital stock of the Company, capital reorganization of the Company, consolidation or merger involving the Company, or sale or conveyance of all or substantially all of its assets, or

(c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then and in each such event the Company will mail or cause to be mailed to the Holder a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the date on which any such reclassification, reorganization, consolidation, merger, sale or conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record in respect of such event are to be determined. Such notice shall be mailed at least 20 days prior to the date specified in such notice on which any such action is to be taken.

16. Other Warrants. This Warrant is one of a series of warrants (collectively, the “Warrants”) that were originally issued by the Company starting on September 24, 2003 (the “Original Issue Date”) pursuant to that certain Amended and Restated Securities Amended Purchase Agreement, dated as of September 24, 2003 (the “Amended Purchase Agreement”), among the Company and the other parties thereto.

17. Amendment. The terms of this Warrant may be amended, modified or waived only with the written consent of the Company and the Holders of Warrants representing at least a majority of the number of shares of Common Stock then issuable upon the exercise of the Warrants. No such amendment, modification or waiver shall be effective as to this Warrant unless the terms of such amendment, modification or waiver shall apply with the same force and effect to all of the other Warrants then outstanding.

18. Warrant Register; Transfers, Etc.

(a) The Company will maintain a register containing the names and addresses of the registered holders of the Warrants. The Holder may change its address as shown on the warrant register by written notice to the Company requesting such change. Any notice or written communication required or permitted to be given to the Holder may be given by certified mail or delivered to the Holder at its address as shown on the warrant register.

(b) Subject to compliance with applicable federal and state securities laws, this Warrant may be transferred by the Holder with respect to any or all of the shares purchasable hereunder. Upon surrender of this Warrant to the Company, together with a properly endorsed Assignment Form in substantially the form attached hereto as Exhibit B (the “Assignment Form”), for transfer of this Warrant as an entirety by the Holder, the Company shall issue a new warrant of the same denomination to the assignee. Upon surrender of this Warrant to the Company, together with a properly endorsed Assignment Form, by the Holder for transfer with respect to a portion of the shares of Common Stock purchasable hereunder, the Company shall issue a new warrant to the assignee, in such denomination as shall be requested by the Holder hereof, and shall issue to such Holder a new warrant covering the number of shares in respect of which this Warrant shall not have been transferred.

(c) In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant (including a reasonably detailed affidavit with respect to the circumstances of any loss, theft or destruction) and of indemnity reasonably satisfactory to the Company, provided, however, that so long as the Holder is the registered holder of this Warrant, no indemnity shall be required other than its written agreement to indemnify the Company against any loss arising from the issuance of such new warrant.

19. Compliance With Securities Act; Transferability of Shares of Common Stock Issuable Hereto. The Holder, by acceptance hereof, agrees that this Warrant, and the shares of Common Stock issuable upon exercise of this Warrant, are being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Warrant, or any shares of Common Stock issuable upon exercise of this Warrant, except under circumstances which will not result in a violation of the Securities Act, or any applicable state securities laws. This Warrant and all shares of Common Stock issued upon exercise of this Warrant (unless registered under the Securities Act and any applicable state securities laws) shall be stamped or imprinted with a legend in substantially the following form:

(a) If the holder is a U.S. Person:

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL SUCH SECURITIES ARE REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

(b) If the holder is not a U.S. Person:

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL SUCH SECURITIES ARE REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT THE SECURITIES ARE BEING SOLD OUTSIDE OF THE UNITED STATES TO NON-UNITED STATES RESIDENTS IN COMPLIANCE WITH REGULATION S OF SUCH ACT OR OTHERWISE PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION AND THAT SUCH REGISTRATION IS NOT REQUIRED. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES ARE PROHIBITED UNLESS IN COMPLIANCE WITH SUCH ACT.

20. No Impairment. The Company will not, by amendment of its Third Amended and Restated Certificate of Incorporation, as amended from time to time, or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder.

21. Remedies. The Company stipulates that the remedies at law of the Holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

22. Governing Law. The provisions and terms of this Warrant shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be construed and enforced in accordance with and governed by the internal laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

23. Successors and Assigns. This Warrant shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Holder’s successors, legal representatives and permitted assigns.

24. Business Days. If the last or appointed day for the taking of any action required or the expiration of any right granted herein shall be a Saturday or Sunday or a legal holiday in Massachusetts, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday or Sunday or such a legal holiday.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have caused this Amended and Restated Warrant to be duly executed as of the date first set forth above.

COLEY PHARMACEUTICAL GROUP, INC.

By:
Robert L. Bratzler
President and Chief Executive Officer

EXHIBIT A

NOTICE OF EXERCISE

To: Coley Pharmaceutical Group, Inc.

The undersigned hereby elects to [check applicable box]:

☐	Purchase shares of Common Stock (as defined in the attached Warrant) of Coley Pharmaceutical Group, Inc., pursuant to the terms of the attached Warrant and payment of the Purchase Price required under such Warrant accompanies this notice.

OR

☐	Exercise the attached Warrant for shares of Common Stock issuable under the Warrant pursuant to the net issue election of Section 5 of such Warrant.

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

Date:	WARRANTHOLDER:

By:
Name:
Address:

Name in which shares should be registered:

Address:

EXHIBIT B

ASSIGNMENT FORM

TO: Coley Pharmaceutical Group, Inc. (the “Company”)

The undersigned hereby assigns and transfers unto                                                               of

(Please typewrite or print in block letters name and address of Assignee)

the amended and restated warrant to purchase shares of Common Stock of the Company, dated as of                                      , 2003, issued by the Company to the undersigned (the “Warrant”) and does hereby irrevocably constitute and appoint                      its attorney to transfer the Warrant on the books of the Company with full power of substitution on the premises.

Date:	By:

(Print Name of Signatory)

(Title of Signatory)

Coley Pharmaceutical Group, Inc.

List of Warrant Holders

3/8/2005

Series F Common Warrant Holders	Warrants
Thomas, McNerney & Partners, L.P.	2,026,482
Venrock Associates III, L.P.	1,349,490
TVM V Life Science Ventures GmbH & Co. KG	948,860
NIB Capital Private Equity, N.V.	404,499
Henco, Dr. Karsten	316,287
Venrock Associates	303,635
Global Life Science Venture Fund II GMBH & Co. KG	225,815
GLS LP Investment I Limited	210,858
General Electric Capital Corpoartion	210,858
Mulligan BioCapital AG	189,773
Global Life Science Venture Fund II L.P.	175,634
The Global Life Science Ventures Funds II GmbH & Co. KG	107,837
TVM IV GmbH & Co, KG	105,429
The Global Life Science Ventures Funds II LP	83,873
TMP Nominee, LLC	75,276
Riesner, Dr. Detlev	52,715
Karobath, Manfred	45,000
Bio World Venture Capital Corp.	42,172
First Bio Venture Capital Corporation	42,172
Schulte, Prof. Dr. Heinrich M.	42,172
Venrock Entrepreneurs Fund III, L.P.	33,737
Wirtz, Dr. Franz A.	27,000
Novack, Kenneth J.	24,479
Riesner, Renee	21,090
Oetker, Roland	21,086
Erik Hornnaess	21,000
FAT Venture Capital Co., Ltd.	17,878
Titan II Venture Capital Co., Ltd.	17,878
Krieg, Eric	16,500
Sandbaum Investments LLC	15,814
Wirtz, Hannemarie	15,600
K.B. (C.I.) Nominees Ltd.	15,000
Mintz Levin Investments LLC	12,652
Titan I Venture Capital Co., Ltd.	11,921
Wirtz Vermogens Verw. Ges, Dr. Franz A.	11,400
TWP Coley Investors II	11,103
Graham, Sandra Krieg	10,754
Coley, Geoffrey O.	10,543
Horneff, Heinrich	10,200

Hirshber, James M.	9,000
Claussen, Carsten P.	8,460
Kornbrust, Douglas	8,434
Schwartz, David	7,500
TMP Associates, L.P.	6,819
Krieg, Jr., Edwin H.	5,962
Mackenrodt, Dr. Jochen	5,672
Hermann Wagner	4,800
Flossbach & von Storch Vm AG	3,969
Higgins, James	3,804
Krieg, Arthur F.	3,600
Bernstein, Bruce	3,163
Heather L. Davis	2,400
Krieg, Margaret L.Y.	2,384
Sistenich, Michael	2,250
Edward K. Hibben	2,250
Kline, Irwin K.	2,100
Klaus Martini	1,959
Charles E. Yon	1,842
Thomas Bucher	1,500
Bradford J. Shingleton	1,141
Gaito, Michael	1,054
Wrigley, R. Gordon	1,054
Rosendahl, Udo	750
van deWinkel, Dr. Jan G.J.	746
Sakura, David J.	634
Bernard Noll	590
Novak, Emily K.	571
Novack, Jeffrey N. 1996 Irreovcable Trust dated 2/14/96	571
Novak, Sara E.	571

7,380,022